VIRTUAL COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(AUDITED)

	For the Year	For the Year
	Ended December	Ended December
	31, 2014	31, 2013

REVENUE, NET	$450,634	$262,154
Cost of goods sold	208,604	155,987
GROSS PROFIT	242,030	106,167

OPERATING EXPENSES
Rent expense	229,359	343,098
Legal and professional	586,619	130,191
Marketing and advertising	61,913	72,774
Payroll expenses	523,859	373,492
Utilities	20,357	19,135
General and administrative	148,685	103,201
Total Operating Expenses	1,570,792	1,041,891

NET LOSS FROM OPERATIONS	(1,328,762)	(935,724)

OTHER INCOME (EXPENSE)
Depreciation and amortization	(15,805)	(16,797)
Bad debt expense	(33,349)	(1,575)
Interest expense	(405,491)	(246,418)
Debt capital finance charges	(221,250)	(254,785)
Rental income	2,500	-
Interest income	525	825
TOTAL OTHER EXPENSE	(672,870)	(518,750)

NET LOSS BEFORE INCOME TAXES	(2,001,632)	(1,454,474)

PROVISION FOR INCOME TAX	-	-

NET LOSS FOR THE PERIOD	$(2,001,632)	$(1,454,474)

BASIC AND DILUTED (LOSS) PER COMMON SHARE	$(0.08)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES (Basic and Diluted)	25,105,410	25,015,343

The accompanying notes are an integral part of these condensed financial statements.